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                                                                     EXHIBIT 5.2



                                          September 21, 2000



Terra Networks, S.A.


Complejo Atica, Edificio 1


Pozuelo de Alarcon


28223 Madrid


Spain



Ladies and Gentlemen:



     We are acting as United States counsel for Terra Networks, S.A., a corporation organized under the laws of the Kingdom of Spain (the "Company"), in connection with its Registration Statement on Form F-4 (the "Registration Statement") filed with the United States Securities and Exchange Commission on June 28, 2000, as amended, for the purpose of exchanging Terra Networks American Depositary Shares, each representing one of the Company's ordinary shares ("ADSs"), for shares of Lycos, Inc. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.



     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that upon due issuance by Citibank, N.A., as Depositary (the "Depositary"), of American Depositary Receipts evidencing ADSs against the deposit of shares underlying such ADSs in accordance with the provisions of the Deposit Agreement dated November 15, 1999 among the Company, the Depositary and the holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder such ADSs will be duly and validly issued, fully paid and non-assessable.



     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In expressing our opinion herein, we have relied as to all matters of Spanish law upon the opinion of Uria & Menendez, Spanish counsel to the Company, which has been filed as an Exhibit to the Registration Statement. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinion of Uria & Menendez.



     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.



                                          Very truly yours,



                                          DAVIS POLK & WARDWELL